CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated May 30, 2007, with respect to the consolidated balance sheets of Gryphon Gold Corp. as of March 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended March 31, 2007 and for the period from April 24, 2003 (inception) to March 31, 2007, and dated October 11, 2007, with respect to the combined balance sheets of Nevada Eagle Resources as of December 31, 2006 and 2005 and the related combined statements of operations, owner's equity and cash flows for the years then ended, in Amendment No. 2 to the Registration Statement (Form SB-2/A No. 333-143581) and related Prospectus of Gryphon Gold Corporation for the registration of 10,115,050 shares of its common stock.

Vancouver, Canada
November 15, 2007